CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 975-5630

PENNSYLVANIA COMMERCE BANCORP EARNINGS UP 17%

DEPOSITS INCREASE 26%

July 19, 2005 - Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ National Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported record earnings and increased deposits, assets and loans for the second quarter of 2005, announced Gary L. Nalbandian, Chairman of the bank holding company.

SECOND QUARTER FINANCIAL HIGHLIGHTS
JUNE 30, 2005

			%
			Increase(1)

* Total Assets:	$1.45	Billion	22%

* Total Deposits:	$1.23	Billion	26%

* Total Loans (net):	$714	Million	21%

* Total Revenues:	$16.6	Million	15%

* Net Income:	$2.6	Million	17%

* Diluted Net Income Per Share:	$0.40		(7)%

(1) Compared to Second Quarter Ended June 30, 2004

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Net income increased 17% for the second quarter of 2005 to $2.6 million.

➢	Total revenues grew by 15% over the same period in 2004, despite margin compression to 3.88% caused by the flattening yield curve.

➢
Earnings per share were $0.40 for the second quarter, down slightly from the same period one-year ago due to a 26% increase in the number of total shares outstanding as a result of our public stock offering in the fourth quarter of 2004.

➢	Core deposits grew $247 million, or 27%, over the previous 12-month period.

➢	Demand deposits increased 29% over the past 12 months.

➢	Deposit service charges and fees grew 20% year over year.

➢	Net loans grew $126 million, or 21%, over the second quarter one year ago.

➢	Book value per share increased 41% over the past year to $15.12.

Income Statement

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2005	2004	Increase	2005	2004	Increase
	(dollars in thousands, except per share data)

Total Revenues:	$16,561	$14,357	15%	$31,925	$27,911	14%

Total Expenses:	12,129	10,449	16	23,276	20,566	13

Net Income:	2,555	2,181	17%	5,016	4,109	22%

Diluted Net Income Per Share:	$0.40	$0.43	(7)%	$0.79	$0.81	(2)%

Balance Sheet

	6/30/2005	6/30/2004	% Increase
	(dollars in thousands)

Total Assets:	$1,450,759	$1,184,870	22%

Total Loans (net):	713,979	588,398	21

Core Deposits:	1,158,679	911,838	27

Total Deposits:	1,229,461	978,258	26

Shareholder Returns

	As of June 30, 2005
	Commerce	S & P Index

1 Year	35%	6%
5 Years	29%	-2%
10 Years	26%	10%

Total Deposits

The Company’s deposit growth continues with total deposits at June 30, 2005 reaching $1.23 billion, a $251 million, or 26%, increase over total deposits of $978 million one year ago.

	6/30/2005	6/30/2004	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,158,679	$911,838	$246,841	27%

Total Deposits:	$1,229,461	$978,258	$251,203	26%

Core Deposits

Core deposit growth by type of account is as follows:

			2nd Qtr 2005	Annual
	6/30/2005	6/30/2004	Cost of Funds	Growth %
	(dollars in thousands)

Demand	$234,309	$182,282	0.00%	29%

Interest Bearing Demand	417,874	288,485	1.99	45

Savings	327,389	270,382	1.37	21

Subtotal	979,572	741,149	1.35%	32%

Time	179,107	170,689	2.87	5

Total Core Deposits	$1,158,679	$911,838	1.40%	27%

Core deposits, excluding time deposits, grew 32% for the prior 12 months.

Net Income and Net Income Per Share

Net income totaled $2.6 million for the second quarter of 2005, up $374,000, or 17%, over net income of $2.2 million as reported for the second quarter of 2004.

Net income per share on a fully diluted basis for the second quarter was $0.40, vs. $0.43 recorded for the same period a year ago. Net income per share for the second quarter of 2005 reflects the impact of an additional 920,000 shares (adjusted for a two-for-one stock split) issued during the fourth quarter of 2004 through a public stock offering and an additional 200,000 shares (adjusted for the two-for-one stock split) issued at the end of the third quarter 2004 through a private placement.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2005	2004	Increase	2005	2004	Increase
	(dollars in thousands, except per share data)

Net Income:	$2,555	$2,181	17%	$5,016	$4,109	22%

Diluted Net Income
Per Share:	$0.40	$0.43	(7)%	$0.79	$0.81	(2)%

For the first six months of 2005, net income totaled $5.0 million, up $907,000, or 22%, over net income of $4.1 million for the first six months of 2004. On a diluted per share basis, net income for the first six months of 2005 was $0.79 compared to $0.81 for the first six months of 2004. Net income per share for the first six months was also impacted by the additional shares outstanding as described above.

Total Revenues

	Three Months Ended			Six Months Ended
	June 30			June 30

	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$16,561	$14,357	15%	$31,925	$27,911	14%

Total revenues (net interest income plus non-interest income) for the second quarter increased $2.2 million to $16.6 million, a 15% increase over the second quarter of 2004. Total revenues for the first six months of 2005 increased by $4.0 million, or 14%, over the same period in 2004.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter 2005 of $12.9 million represented a 10% increase over the $11.6 million recorded a year ago. For the first six months of 2005, net interest income totaled $25.0 million, up $2.4 million, or 11%, over the $22.6 million recorded in the first six months of 2004. The Company’s low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income.

The net interest margin for the second quarter of 2005 was 3.88% compared to 4.35% for the second quarter 2004. The net interest margin for the first six months of 2005 was 3.97%, compared to 4.38% for the first six months of 2004. The decrease is primarily the result of the flattening yield curve, which has occurred during the fourth quarter 2004 and first half of 2005.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of low-cost core deposits.

	Net Interest Income
June	Volume	Rate	Total	%
2005 vs. 2004	Increase	Change	Increase	Increase
	(dollars in thousands)

Quarter	$2,542	$(1,328)	$1,214	10%

First Six Months	$4,960	$(2,556)	$2,404	11%

Non-Interest Income

Non-interest income for the second quarter of 2005 increased to $3.7 million from $2.7 million a year ago, a 36% increase. Non-interest income for the first six months of 2005 was $6.9 million, a 30% increase over the $5.3 million earned in the first six months of 2004. The growth in non-interest income for the second quarter was reflected in increased deposit charges and service fees and other operating income as more fully depicted below:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2005	2004	Increase	2005	2004	Increase
	(dollars in thousands)
Deposit Charges
& Service Fees	$3,018	$2,517	20%	$5,713	$4,758	20%

Other Income	502	199	152	1,013	544	86

Subtotal	$3,520	$2,716	30	$6,726	$5,302	27

Net Investment Securities Gains	186	0		186	0

Total Non-Interest Income	$3,706	$2,716	36%	$6,912	$5,302	30%

Non-Interest Expenses

Non-interest expenses for the second quarter of 2005 were $12.1 million, up 16% from $10.4 million a year ago. Non-interest expenses for the first six months of 2005 were $23.3 million, up 13% from $20.6 million a year ago. The increases in non-interest expenses for both the quarter and the first half of 2005 were widespread across all categories and include the impact of new store growth during the fourth quarter of 2004 as well as the second quarter of 2005.

Lending

Loans increased $126 million, or 21%, to $714 million from $588 million a year ago, and the growth was represented across all loan categories.

The composition of the Company’s loan portfolio is as follows:

			Loan Composition

	6/30/2005	% of Total	6/30/2004	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$204,813	28%	$158,364	27%	$46,449	29%

Consumer	131,290	18	88,443	15	42,847	48

Commercial Real Estate	298,373	42	264,511	44	33,862	13

Residential	88,077	12	84,099	14	3,978	5

Gross Loans	722,553	100%	595,417	100%	127,136	21%

Less: Reserves	(8,573)		(7,019)		(1,554)

Net Loans	$713,980		$588,398		$125,582	21%

Asset Quality

Asset quality continues to be strong as non-performing assets at June 30, 2005 totaled $1.6 million, or 0.11%, of total assets, versus $1.3 million, or 0.11%, of total assets one year ago.

The Company’s asset quality results are highlighted below:

	Six Months Ended

	6/30/2005	6/30/2004

Non-Performing Assets/Assets	0.11%	0.11%
Net Loan Charge-Offs	0.06%	0.04%
Loan Loss Reserve/Gross Loans	1.19%	1.18%
Non-Performing Loan Coverage	655%	855%
Non-Performing Assets/Capital
and Reserves	2%	2%

Investments

The Company’s investment portfolio increased by 21%, to $607 million from $504 million one year ago, with 60% of this total in the available for sale portfolio and 40% in the held to maturity portfolio. The investment portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.05% and a current duration of 3.7 years as of June 30, 2005.

Capital

Stockholders’ equity at June 30, 2005 totaled $91 million, an increase of $40 million, or 79%, over stockholders’ equity of $51 million at June 30, 2004. Return on average stockholders’ equity (ROE) for the second quarter and six months ending June 30, 2005 and 2004 is shown in the table below:

Return on Equity

Three Months Ended June 30,		Six Months Ended June 30,

2005	2004	2005	2004

11.47%	17.14%	11.58%	15.99%

ROE for the second quarter and first six months of 2005 reflects the impact of the additional capital raised by the Company during the fourth quarter of 2004.

The Company’s capital ratios at June 30, 2005 were as follows:

		Regulatory Guidelines
	Commerce	“Well Capitalized”
Leverage Ratio	7.34%	5.00%
Tier 1	10.86	6.00
Total Capital	11.75	10.00

New Stores and Expansion Plans

➢	On April 30, 2005, the Company opened its 25th store, located on Mt. Zion Road in York County.

➢	On July 30, 2005, the Company will open its 26th store, located on West Cumberland Street in Lebanon County.

➢	On August 13, 2005, the Company will open its 27th store, located on State Hill Road in Wyomissing, Berks County.

➢	Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

➢	The Company plans to expand into the Lancaster County market in 2006.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

8

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.